EXHIBIT 23.1

                      [Barry L. Friedman, P.C. letterhead]

January 13, 2000


To Whom It May Concern:

The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of January 13, 2000, on the Financial Statements of Solar Enterprises, Inc., as of December 31, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

BARRY L. FRIEDMAN


Barry L. Friedman
Certified Public Accountant